Exhibit 12

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made and entered into effective as of April 13, 1998 by and between Nexus Telocation Systems Ltd. (“Nexus”), a company organized under the laws of the State of Israel, with offices at 6B Tefoutzot Israel, Givatayim, Israel, and CLAL Industries and Investments Ltd. and/or CLAL Industries and Technologies (1997) Ltd. (together the “Purchaser”), a company organized under the laws of the State of Israel, with offices at Clal House, 5 Druyanov street, Tel-Aviv, Israel.

WHEREAS:	The Purchaser desires to acquire Shares in Nexus, and Nexus wishes to issue and sell to the Purchaser shares in Nexus on the terms as set forth herein.

Accordingly, in consideration of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                      Agreement to Purchase and Sell

1.1                                 Shares. Subject to and in accordance with the terms and conditions of this Agreement, Nexus shall issue to the Purchaser, and the Purchaser shall purchase from Nexus at a price per share of $5.5 (the “Per Share Price”) and for an aggregate purchase price of $2,475,000 (Two Million and Four Hundred Seventy Five Thousand U.S. Dollars) (the “Purchase Price”) 450,000 Ordinary Shares of Nexus (the “Shares”) at a nominal value of NIS 0.01 each. The Purchase Price shall be paid in New Israeli Shekels calculated in accordance with the exchange rate published by the Bank of Israel (the “Exchange Rate”). If the Purchase Price shall be paid before 02:30 p.m., the Exchange Rate shall be the rate known at such time. If the Purchase Price shall be paid after 02:30 p.m., the Exchange Rate shall be the rate immediately published after payment is actually made.

2.                                      Closing

2.1                                 Closing Date. The Closing of the transaction contemplated hereby (the “Closing”) shall take place on April 13, 1998 at 14:00 o’clock.

2.2                                 Transfer of Funds and Issuance of Certificates. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously:

(One) the Purchase Price shall be transferred to Nexus, by wire transfer into the account of Nexus, Bank Ha’Poalim, Branch 615, Account # 543210;

(One) Nexus shall deliver to the Purchaser a Board of Directors’ resolution approving the execution and performance of this Agreement including the issuance of Shares.

2.3                                 Nexus hereby agrees, undertakes and covenants that it shall promptly after the Closing, but in no event later than within 15 days thereafter, (i) record such issuance of the Shares in the name of the Purchaser on the records of Nexus; (ii) issue a Share Certificate and deliver it to the Purchaser; and (iii) provide the duly stamped report of such share issuance filed with the Registrar of Companies.

3.                                      Representations and Warranties of Nexus.

Nexus hereby represents and warrants to the Purchaser as follows:

3.1                                 Organization; Good Standing; Power; etc.

(a)                                  Nexus is a company duly organized and validly existing under the laws of the State of Israel.

(b)                                 Nexus has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Nexus of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Nexus. Following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of Nexus, enforceable in accordance with its terms. No consent or other approval is necessary for the consummation of the transactions contemplated hereby or the implementation thereof. The performance by Nexus of its obligations under this Agreement will not constitute, or result in, a breach of any undertaking of Nexus or a violation of any applicable law.

3.2                                 Capitalization. The authorized capitalization of Nexus on the date hereof is 200,000 New Israeli Shekel divided to 20,000,000 Ordinary Shares, par value NIS 0.01 each. 11,635,645 Ordinary Shares are outstanding on the date hereof. All of the outstanding Ordinary Shares have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding or enforceable subscriptions calls or convertible securities other than the outstanding Options issued which are described on Schedule 3.2.

3.3                                 Public Documents. Nexus has made available at its offices for inspection by the Purchaser true and complete copies of its (i) Annual Report on Form 20-F for the year ended December 31, 1996, as filed with the Securities and Exchange Commission (the “Commission”), (ii) Financial Statements of the Nexus (the “Financial Statements”) for the year ended at December 31, 1997 (collectively, the “Public

Documents”). The Financial Statements were prepared in accordance with generally accepted accounting principles and practices, applied on a consistent basis, and are true, correct and complete, and fairly and accurately present, in all material respects, the financial position, assets, liabilities and results of operations included therein for the period ending December 31, 1997. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, as of December 31, 1997 there has not been any material adverse change in the condition (financial or otherwise), business, assets, liabilities, operations or prospects of Nexus. Nexus has filed all material disclosure documents with the appropriate governmental agencies.

3.4                                 American Paging Inc. On January 29, 1998, Nexus filed a demand for arbitration with the American Arbitration Association, pursuant to the arbitration provision in the Joint Venture Agreement between Nexus and American Paging Inc. (“API”). A copy of the claim as attached as Schedule 3.4A. API has filed a counterclaim, a copy of which is attached as Schedule 3.4B.

3.5                                 Authorization of Agreement. The execution, delivery and performance by Nexus of this Agreement and consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of Nexus.

3.6                                 Title of Shares. Each of the Shares of Nexus which will be issued to the Purchaser according to this Agreement, will be duly authorized, validly issued, fully paid, and non assessable, and free and clear of liens, security interests, pledges, charges, claims, encumbrances, pre- emptive rights or any other third party rights.

4.                                       Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to Nexus as follows:

4.1                                 Organizations; Good Standing; Power.

(a)                                  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

(b)                                 The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Following the execution of this Agreement, this Agreement will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. No consent or other approval is necessary for the consummation of the transaction contemplated hereby or the implementation thereof. The performance by the Purchaser of its obligations under this Agreement will not constitute, or result in, a breach of any undertaking of the Purchaser.

4.2                                 Authorization of Agreement. The execution, delivery and performance by the Purchaser of this Agreement and consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action of the Purchaser.

4.3                                 Purchase for Investment. The Purchaser is acquiring all of the Shares to be acquired by it hereunder for its own account for investment and without a view to the distribution or resale of such Shares, it being understood that this Section 4.3 shall not prevent the Purchaser from selling or otherwise disposing of any of the Shares in any transaction which does not violate the Securities Act of 1933, as amended (the “1933 Act”).

4.4                                 U.S. Federal Securities Laws. None of the Shares acquired hereunder may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a ”sale”), except in compliance with (i) United States Federal Securities laws (which generally provide for a 12 month waiting period before resales of restricted securities), (ii) state blue sky laws.

4.5                                 Legend on Shares. Each certificate representing the Shares shall be stamped or otherwise imprinted on its face with a legend in the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”) and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (1) an effective registration statement under the securities act, (2) to the extent applicable, an exemption pursuant to Rule 144 under Securities Act (or similar rule under the Securities Act relating to the disposition of securities) or (3) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel for issuer, that an exemption from registration under the Securities Act is available. The Shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with the Securities Act.”

5.                                       Director.

5.1                                 Pursuant to an agreement between BVR Technologies Ltd. (“BVR”) and the Purchaser (the “Shareholders Agreement”), for as long as the Purchaser holds at least 5% of the issued share capital of Nexus, BVR and the Purchaser agree to vote for any nominee which may be proposed by the Purchaser to become a member of the Board of Directors of Nexus (and any and all of its material subsidiaries), and to vote in favor of the nomination of the Clal Director to any and all committees of the Board of Directors of Nexus and such subsidiaries. For as long as the Purchaser holds at least 20% of the issued share capital of Nexus, BVR and the Purchaser agrees to vote in favor of a second nominee which may be proposed by the Purchaser to become a second member of the Board of Directors of Nexus. For as long as BVR holds at least 25% of the issued share capital of Nexus and BVR’s holding is Nexus are greater than more shares than the Purchaser, the Purchaser agrees to vote in favor of any nominees which may be proposed by BVR to become a member of the Board of Directors of Nexus. For as long as BVR holds at least 20% of the issued share capital of Nexus, the Purchaser agrees to vote in favor of two nominees which may be proposed by BVR to become members of the Board of Directors of Nexus. For as long as BVR holds at least 5% of the issued share capital of Nexus, the Purchaser agrees to vote in favor of one nominee which may be proposed by BVR to become a member of the Board of Directors of Nexus. A copy of the Shareholders Agreement is attached hereto as Exhibit C.

5.2                                 In the event that (a) the Clal Director shall not yet have been elected to the Board of Directors of Nexus; or (b) the Purchaser shall notify Nexus that it prefers (until further notice requiring the appointment of a Director) to have an observer (or observers, as the case may be) on the Board of Directors rather than a Director, then:

(a)  Nexus shall give to the Purchaser notice of each meeting of the Board or committee thereof at the same time and in the same manner as notice shall be given to the directors or committee members;

(b)  a designee, or designee, as the case may be, of the Purchaser shall be entitled to attend in person or by telephone, as an observer, in all meetings held in person and to participate in all telephone meetings of the Board or any committee thereof for the purpose of allowing the Purchaser to have current information with respect to the affairs of Nexus;

(c)  Nexus shall provide to the Purchaser in connection with each meeting that its designee(s) shall be entitled to attend, whether or not present at such meeting, copies of all notices, minutes, consents and all other materials or information that Nexus provides with respect to such meeting, at the same time such materials and information shall be given to the directors of Nexus or committee members (except that materials and information provided to directors of Nexus or committee members at a meeting of the Board at which a designee of the Purchaser shall not be present shall be provided to the Purchaser promptly after the meeting);

(d)  if the Board or any committee thereof shall propose to take any action by written consent in lieu of a meeting, then Nexus shall give written notice thereof to the Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such action; and

(e)  such observer(s) and the Purchaser shall confirm in writing that such observer(s) shall be subject to all restrictions applied by law with respect to directors and subject to Nexus’ standard policy on insider trading as applicable to members of the Board.

5.3                                 No director or observer designated by the Purchaser shall be entitled to receive director’s fees or other compensation, except that, if in the future Nexus pays compensation to its directors (other than independent directors representing the public), the director or observer designated by the Purchaser shall be entitled to the same compensation.

6.                                       Governing Law.

The validity, performance and enforcement of this Agreement shall be governed by the Laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Tel- Aviv in respect of any dispute or matter arising out of or connected with this Agreement.

7.                                       Preemptive Rights.

7.1                                 The parties hereby agree that for so long as the Purchaser holds at least 5% of the issued capital of Nexus and in the event that Nexus shall issue New Securities (as defined below), then Nexus shall enable the Purchaser to maintain its proportionate holding of the share capital of Nexus as follows:

7.2                                 “New Securities” shall mean any capital stock of Nexus, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock (including convertible debt or debt with equity features); provided that the term “New Securities” shall not include (i) securities issued upon exercise of Options or Warrants which issued prior to the Closing Date; (ii) securities offered to the public; (iii) securities issued in connection with strategic transactions (strategic transactions shall mean any transaction which reasonably is deemed to be a strategic transaction by a majority of Nexus’ Board of Directors); (iv) securities issued pursuant to the acquisition of another corporation by Nexus by (a) merger, (b) purchase of substantially all the assets of another corporation or (c) any other reorganization; (v) securities issued to employees or consultants of Nexus pursuant to any stock option plan or stock purchases or stock bonus arrangement approved the Board of Directors of Nexus; or (vi) securities issued pursuant to payment of any dividend or distribution which is made on an equal basis to all shareholders of Nexus with respect to Nexus’ issued and outstanding capital stock.

7.3                                 In the event Nexus undertakes an issuance of New Securities, it shall give the Purchaser written notice thereof, which notice may be given, at the sole discretion of Nexus, either concurrently with, or immediately following such issuance, describing the type of New Securities and the price and the terms upon which Nexus proposes to issue the same, and offering to the Purchaser to purchase such number of such New Securities, at the same price and on the same terms, as is necessary for the Purchaser to retain the proportion of Nexus’ share capital (calculated on as-converted basis) which it held immediately prior to such issuance. The Purchasers shall have thirty (30) days from the date of such notice to accept such offer, in whole or in part, by written notice to Nexus, and to enter into an agreement with Nexus with respect thereto, provided that if the purchase by the Purchaser is being effected concurrently with such issuance of New Securities (rather than subsequent thereto) then the Purchaser shall be obligated to consummate the purchase of such New Securities only if and when Nexus consummates the sale of the balance of the New Securities, pursuant to the terms described in such notice.

7.4                                 In the event that such offer is made to the Purchaser concurrently with such issuance of New Securities (rather than subsequent thereto) and the Purchaser fails to accept such offer as to any of the New Securities apportioned to it, Nexus shall have the right within sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement), to sell the New Securities as to which such offer was not accepted, provided, however, that no such sale shall be effected at a price or upon terms more favorable to the purchasers thereof than those specified in Nexus’ notice pursuant to Section 7.3. In the event Nexus has not sold or entered into an agreement to sell such New Securities within the periods specified above, Nexus shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this Section 7.

8.                                       Sale Restriction.

The Purchaser shall not sell the Shares within 12 months from the date of Closing, unless BVR sells or proposes to sell in excess of 10% of Nexus’ issued share capital during such period.

9.                                       Registration Rights.

9.1.                              Definitions. As used in this Agreement, the term “Registrable Securities” means (i) all shares held or to be held by the Purchaser as of April 30 , 1998 (including the “Shares”); and (ii) any securities issued or issuable with respect to all shares acquired or exercised by the Purchaser by way of bonus shares, share splits or share conversions on account of the Shares; the term “Securities Act” means the U.S. Securities Act of 1933, as amended; the term “registration” means registration under the Securities Act; and the term “Commission” means the U.S. Securities and Exchange Commission.

9.2.                              Registrable Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been effectively registered under the Securities Act and/or any other applicable securities law, although they will again become Registrable Securities if later deregistered.

9.3.                              Demand Registration. At any time following the earlier of (a) 10 months after the Closing of the Stock Purchase Agreement, the Purchaser may on two instances request that Nexus shall file a registration statement (the “Registration Statement’) registering the Registrable Securities and will endeavor to have such Registration Statement declared effective by the Commission as soon as practicable thereafter. Nexus agrees to use its best efforts to keep the Registration Statement continuously effective for a period of at least one hundred and eighty (180) days following the date on which the Registration Statement is initially declared effective or such shorter period as will terminate when all of the shares covered by the Registration Statement have been sold pursuant to the Registration Statement. Nexus further agrees, if necessary, to supplement or amend the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by Nexus for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration.

9.4.                              Right to Piggyback. Whenever Nexus proposes to register any of its securities under the Securities Act (other than pursuant to a registration primarily for sales of shares or options to employees of Nexus), and the registration form to be used is suitable for the registration of the Registrable Securities (a “Piggyback Registration”) (it being understood that Form S-8 and Form F-4 may not be used for such purposes), Nexus will give written notice to the holders of Registrable Securities of its intention to effect such a registration and, subject to the priority provisions of Section 9.5, the receipt of the prior written consent of Global Wireless Communications, L.P. (“GWC”), will include in such registration all the Registrable Securities with respect to which Nexus has received written requests for inclusions therein within 30 days after Nexus gives such notice. Such notice shall be delivered to the holders of Registrable Securities at least thirty (30) days prior to the initial filing of a registration statement with the Commission.

9.5.                              Priority on Primary Registrations. If a Piggyback Registration is an underwritten offering of Nexus’ Securities (“Nexus’ Securities”) and the managing underwriters advise Nexus in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriters’ ability to effect an orderly distribution of such securities, Nexus will include in such registration: (i) first, Nexus’ Securities; (ii) second, the number of securities held by GWC to the extent it desires to sell shares; (iii) the number of Registrable Securities and unregistered securities held by other shareholders of Nexus (“Unregistered Securities”) requested to be included that, in the opinion of such underwriters, can be sold pro rata, among the holders of such securities on the basis of the number of Registrable Securities or Unregistered Securities then owned by each such holder.

9.6.                              Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, Nexus will use its best efforts to effect the registration with the proper authorities in the United States and Israel and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and to list such shares on the stock exchange (or NASDAQ) on which Nexus’ shares are then trading. In connection therewith, Nexus will make available for inspection by any seller of Registrable Securities, and any attorney, accountant, or any other agent retained by such seller, all pertinent financial and other records, other pertinent corporate documents of Nexus, and cause Nexus’ respective officers, directors, and employees to supply all information reasonably requested by such seller, attorney, accountant, or agent in connection with such registration statement.

9.7.                              Registration Expenses. Nexus shall be responsible for all registration expenses incurred in connection with the transactions described in Sections 9.3 and 9.4. Registration expenses include all expenses incident to Nexus’ performance of or compliance with this Agreement, including without limitation expenses incurred in connection with the preparation of a prospectus. Notwithstanding the foregoing, however, all underwriters’ discounts and commissions in respect of the sale of Registrable Securities shall be paid by the sellers, pro rata in accordance with the number of shares sold in the offering, and the sellers shall bear the expense of their legal counsel, if separate from Nexus’ legal counsel.

9.8                                 Nexus Indemnity. Nexus hereby agrees to indemnify and hold harmless the Purchaser, and its directors, officers, employees, agents and controlling persons (each, an “Indemnified Person”) (within the meaning of section 15 of the Securities Act or Section 20(a) of the Exchange Act), from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and disbursements) asserted against or incurred by any such Indemnified Person which shall be caused by any untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities, including any amendment or supplement thereto, or shall be caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities and expenses shall be caused by any untrue statement or omission based upon information furnished in writing to Nexus by the Purchaser or on the Purchaser’s behalf for use therein.

10.                                 Reports.

10.1                           For so long as the Purchaser owns no less than 5% of Nexus’ issued share capital, Nexus shall deliver to the Purchaser:

10.1.1.               As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of Nexus (including the forth quarter), an unaudited consolidated balance sheet of Nexus as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of Nexus for such period and, for the period form the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period of the previous fiscal year, all in reasonable detail, and certified, by the chief financial officer of Nexus, that such financial statements were prepared in accordance with Israeli generally accepted accounting principles (“GAAP”) applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of Nexus as of their date subject to (x) there being no footnotes contained therein and (y) changes resulting from year-end audit adjustments.

10.1.2                  As soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of Nexus, a consolidated balance sheet of Nexus as of the end of such year, and statements of income and statements of cash flow of Nexus for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, audited by a firm of Independent Certified Public Accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants, and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of Nexus as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

10.1.3                  Any additional information reasonably requested by the Purchaser as a publicly traded company.

10.1.4                  In the event that the Purchaser or its main shareholders contemplate a public offering or propose to raise money through a sale of their shares (a “Financing”), which Financing requires the Purchaser or its main shareholders to disclose information concerning Nexus, Nexus agrees to supply to the Purchaser any information reasonably requested by the Purchaser according to law.

10.2                           Nexus shall file, in a timely manner, all reports required to be filed with the SEC under the Exchange Act, and, promptly upon filing, deliver copies of such reports to the Purchaser.

11.                                 Miscellaneous.

11.1                           Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

11.2                           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto, except for assignments by the Purchaser to its wholly-owned subsidiaries.

11.3                           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.4                           Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.5                           No Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.6                           No Broker. Each of the Parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person, is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, except that the parties acknowledge that Nexus is currently in negotiation regarding a broker’s fee, in an amount of no more than 2% of the Purchase Price, none of which shall be paid by the Purchaser.

11.7                           Notices. Any notice, request, instruction or other document (each, a “notice”) to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally, faxed or sent by registered or certified mail, postage prepaid, if to Purchaser to:

Clal Industries and Investments Ltd.

Clal Industries and Technologies (1997) Ltd.

5 Druyanov Street

Tel-Aviv 61114

Fax number: 972-3-6293633

Att: Ken Lalo, Adv.

if to Nexus to:

6B Tefouzot Israel Street

Givatyim 53583

Fax number: 972-3-5719698

with a copy to:

Yigal Arnon & Co.,

3 Daniel Frisch Street, Tel Aviv

Fax number: 972-3-6962744

11.8                           Public Announcements. Nexus and the Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except to the extent required by law at each party’s reasonable discretion.

11.9                           Stamp Duty. Nexus will pay the stamp duty and other expenses and fees on the issuance of the Shares.

WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

(Signed)
Nexus Telocation Systems Ltd.

(Signed)
Clal Industries and Investments Ltd.

(Signed)
CLAL Industries and Technologies (1997) Ltd.